Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Tuesday, March, 2 2010
NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2009 RESULTS
     Cleveland, Ohio, March 2, 2010 — NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $42.5 million, or $5.12 per diluted share, for the fourth quarter of 2009 on revenues of $687.6 million compared with a consolidated net loss for the fourth quarter of 2008 of $428.2 million, or $51.69 per share, on revenues of $945.7 million.
     Net income for the year ended December 31, 2009 was $31.1 million, or $3.75 per diluted share, on revenues of $2.3 billion, compared with a consolidated net loss of $437.6 million, or $52.84 per share, on revenues of $3.7 billion for the year ended December 31, 2008.
     NACCO’s fourth quarter and full year 2008 results were negatively affected by a non-cash write-off of goodwill and certain other intangible assets totaling $435.7 million, or $431.6 million net of taxes of $4.1 million. Also in 2008, the Company recognized a non-cash charge of $15.3 million against the accumulated deferred tax assets for the European operations of NMHG in the fourth quarter and a total charge of $29.8 million against the accumulated deferred tax assets for European and Australian operations and for certain U.S. state taxing jurisdictions at NMHG for the full year.
Non-GAAP Financial Discussion
     As a result of these charges, NACCO believes 2008 reported results were not reflective of the underlying operations of NACCO Industries, Inc. and its subsidiaries. The charges were recorded as follows:

	Actual 2008 Fourth Quarter					Actual 2008 Full Year
		*After-	Operating	Income (Loss)	Net			Operating	Income (Loss)
	Pre-tax	tax	Profit	before Income	Income	Pre-tax	*After-tax	Profit	before Income
	Charges	Charges	(Loss)	Taxes	(Loss)	Charges	Charges	(Loss)	Taxes	Net Loss
NMHG	$351.1	$362.6	$(358.8)	$(362.7)	$(365.8)	$351.1	$377.1	$(344.0)	$(360.3)	$(376.0)
Hamilton Beach	$80.7	$80.7	$(68.8)	$(70.6)	$(74.1)	$80.7	$80.7	$(60.8)	$(70.6)	$(73.3)
Kitchen Collection	$3.9	$3.6	$3.4	$3.2	$0.2	$3.9	$3.6	$(12.2)	$(13.3)	$(10.0)
Consolidated NACCO	$435.7	$446.9	$(417.9)	$(426.6)	$(428.2)	$435.7	$461.4	$(389.5)	$(421.0)	$(437.6)

*	The after-tax charges exclude taxes of $3.8 million for NMHG and $0.3 million for Kitchen Collection on the intangible asset impairment.
     To explain the underlying operations better, NACCO has adjusted the 2008 reported results to exclude these charges. Excluding the goodwill and intangible asset impairment charges as well as the charge against the deferred tax assets, fourth quarter 2008 consolidated adjusted net income was $18.7 million, or $2.26 per share. Full year 2008 consolidated adjusted net income was $23.8 million, or $2.87 per share. “Adjusted operating profit/loss” and “adjusted net income/loss” in this news release refer to operating profit/loss and net income/loss results that exclude the goodwill and intangible asset impairment charges as well as the charges against the accumulated deferred tax assets. For reconciliations from 2008 generally accepted accounting principles (“GAAP”) results to the adjusted non-GAAP financial results, see pages 17 to 20. The remaining discussion of 2008 fourth quarter and full year results in this release relates largely to adjusted operating profit/loss or adjusted net income/loss unless otherwise noted. Management believes a discussion of adjusted operating profit/loss and adjusted net income/loss for 2008 is more reflective of NACCO’s underlying business operations and assists investors and the subsidiaries’ lenders in better understanding the results of operations of the Company.
     Net income for the 2009 fourth quarter and full year includes earnings from discontinued operations of $21.9 million and $22.6 million, after-tax, respectively as a result of the December 29, 2009 sale of certain assets of North American Coal’s Red River Mining Company subsidiary. Earnings from discontinued operations include a gain on the sale of $22.3 million, after-tax, and operating results for Red River. The attached financial statements and related 2008 financial information in this news release have been reclassified to reflect the Red River Mining Company operating results as discontinued operations. On this basis, consolidated adjusted net income for the 2008 fourth quarter and full year includes earnings from discontinued operations of $0.5 million and $2.3 million, after-tax, respectively. For the 2009 fourth quarter income from continuing operations was $20.6 million compared with adjusted income from continuing operations of $18.2 million in the fourth quarter of 2008. For the 2009 full year, income from continuing operations was $8.5 million compared with adjusted income from continuing operations of $21.5 million in 2008.
     Adjusted results and discontinued operations were recorded by subsidiary as follows and are compared with 2009 in the following tables:

	2009 Fourth Quarter				2008 Fourth Quarter
					Adjusted	Adjusted		Adjusted
	Operating	Net		Income from	Operating	Net		Income from
	Profit	Income	Discontinued	Continuing	Profit	Income	Discontinued	Continuing
	(Loss)	(Loss)	Operations	Operations	(Loss)	(Loss)	Operations	Operations
NMHG	$3.5	$0.9	$—	$0.9	$(7.7)	$(3.2)	$—	$(3.2)
Hamilton Beach	22.7	13.1	—	13.1	11.9	6.6	—	6.6
Kitchen Collection	13.0	8.1	—	8.1	7.3	3.8	—	3.8
North American Coal	3.7	23.9	21.9	2.0	7.8	4.9	0.5	4.4
NACCO & Other and Eliminations	(5.5)	(3.5)	—	(3.5)	(1.5)	6.6	—	6.6

Consolidated NACCO	$37.4	$42.5	$21.9	$20.6	$17.8	$18.7	$0.5	$18.2

	2009 Full Year				2008 Full Year
					Adjusted	Adjusted		Adjusted
	Operating	Net		Income from	Operating	Net		Income from
	Profit	Income	Discontinued	Continuing	Profit	Income	Discontinued	Continuing
	(Loss)	(Loss)	Operations	Operations	(Loss)	(Loss)	Operations	Operations
NMHG	$(31.2)	$(43.1)	$—	$(43.1)	$7.1	$1.1	$—	$1.1
Hamilton Beach	50.4	26.1	—	26.1	19.9	7.4	—	7.4
Kitchen Collection	6.7	3.9	—	3.9	(8.3)	(6.4)	—	(6.4)
North American Coal	42.6	53.2	22.6	30.6	29.8	22.1	2.3	19.8
NACCO & Other and Eliminations	(9.4)	(9.0)	—	(9.0)	(2.3)	(0.4)	—	(0.4)

Consolidated NACCO	$59.1	$31.1	$22.6	$8.5	$46.2	$23.8	$2.3	$21.5

NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
     Key perspectives on NACCO’s fourth quarter results are as follows:
•	NMHG’s operating profit in the fourth quarter of 2009 was $3.5 million compared with an adjusted operating loss of $7.7 million in 2008. Operating profit improved substantially, even after a $6.0 million reduction-in-force charge taken in 2008. Benefits from cost containment actions, favorable foreign currency, lower material costs, favorable pricing and lower warranty costs more than offset the effects of an over 40 percent decline in sales from $661.5 million in 2008 to $395.7 million in 2009. Net income in 2009 was $0.9 million compared with an adjusted loss of $3.2 million in 2008.

•	Hamilton Beach’s net income was $13.1 million in the fourth quarter of 2009 compared with adjusted net income of $6.6 million in the fourth quarter of 2008. The significant improvement was the result of lower product and freight costs and increased sales of innovative products partially offset by volume declines and higher selling, general and administrative expenses.

•	Kitchen Collection experienced a dramatic turnaround in the fourth quarter of 2009 compared with 2008. Net income was $8.1 million in 2009 compared with adjusted net income of $3.8 million in 2008. Results improved primarily due to improved gross margins at comparable stores and lower employee-related costs.

•	North American Coal’s income from continuing operations of $2.0 million declined in the fourth quarter of 2009 compared with income from continuing operations of $4.4 million in 2008. The decrease was primarily the result of a decline in earnings from the unconsolidated mines due to a decrease in contractual price escalators and an extended outage at a customer’s power plant that resulted in fewer tons delivered, partially offset by an increase in tons delivered at the Mississippi Lignite Mining Company.

•	NACCO and Other, which includes the Parent Company operations and eliminations for consolidated taxes, generated a net loss of $3.5 million in 2009 compared with adjusted net income of $6.6 million in 2008. The 2009 net loss includes increased employee-related expenses, a reduction in management fees charged to the subsidiaries and an impairment charge recognized in connection with the buy-out of a capital lease asset, offset by a small positive effective tax rate adjustment to the full year rate. Adjusted net income in 2008 includes the reversal of previously accrued incentive compensation expense and a large positive effective tax rate adjustment to the full year rate.
     In light of the difficult economic conditions, NACCO increased the capitalization of its subsidiaries by contributing $79.7 million to NMHG and $3.2 million to Kitchen Collection during the year ended December 31, 2009, of which fourth quarter contributions were $14.5 million to NMHG.
Consolidated Outlook for 2010
     Economic and market conditions appear to have stabilized in the second half of 2009, with some isolated signs of limited recovery beginning to emerge. The forklift truck capital goods market in which NMHG participates appears to have stabilized at the end of 2009 in all geographic areas, with only China and Brazil beginning to show improvement. The consumer markets in which Hamilton Beach and Kitchen Collection participate appear to be recovering, although consumers continue to struggle with high unemployment rates and lower income levels. Changes in products, product positioning and product costs continue to be implemented at NMHG, Hamilton Beach and Kitchen Collection to strengthen margin positions during 2010. North American Coal’s lignite coal operations continue to be strong and the company expects steady performance at these operations in 2010 with comparable deliveries to 2009. However, North American Coal’s limerock deliveries are expected to be significantly higher in 2010 compared with 2009 as new mining permits, previously set aside by a legal ruling, were issued in early 2010 for some of the company’s customers.
     The Company continues to operate on the assumption that the economic environment will not improve significantly in the first half of 2010 in the lift truck market and is cautiously optimistic a moderate recovery in that market will begin in the second half of 2010. Aggressive cost containment actions and other programs put in place in late 2008 and during 2009 moderated the effect of the economic downturn in 2009. The employee-related benefit programs suspended during 2009 were partially phased back in during the fourth quarter of 2009 at NACCO’s consumer products subsidiaries and are expected to be fully phased back in during 2010. Similar benefits will be phased back in as financial results permit at NMHG and NACCO headquarters. At NMHG, these ongoing cost containment actions are unlikely to overcome moderate losses in the first half of the year from the effect of continued reduced volumes, particularly in the first quarter. However, with anticipated moderate recovery in the latter half of 2010, NMHG expects to be profitable in the second half, resulting in about break-even results for the full year based on the current lift truck market outlook. At Hamilton Beach, the reinstatement of suspended benefits, the phasing back in of additional spending and reduced placements at certain retailers are expected to result in lower net income in 2010 compared with 2009. While it is still too early to say consumer markets have fully rebounded, Kitchen Collection expects a moderate increase in full year net income for 2010 compared with 2009 as a result of improvements to merchandise mix and closure of underperforming stores. North American Coal expects full year 2010 income from continuing operations to increase moderately over 2009 income from continuing operations, after excluding the lease bonus payments of $7.1 million pretax received during the third quarter of 2009. Overall, NACCO expects its subsidiaries to generate positive cash flow before financing activities in 2010, although at lower levels than in 2009. NACCO continues to have flexibility in capitalizing its subsidiaries.
Detailed Discussion of Results
NMHG — Fourth Quarter Results
     NMHG reported net income of $0.9 million on revenues of $395.7 million for the fourth quarter of 2009 compared with an adjusted net loss of $3.2 million on revenues of $661.5 million for the fourth quarter of 2008. Operating profit was $3.5 million for the fourth quarter of 2009 compared with an adjusted operating loss of $7.7 million in 2008. The 2008 adjusted operating loss includes a $6.0 million pre-tax charge primarily for reductions-in-force at all NMHG locations because of the downturn in forklift truck markets.
     Revenues decreased in the fourth quarter of 2009 compared with the fourth quarter of 2008 primarily as a result of a decrease in unit and parts volume in all geographic regions because of the economic downturn. Worldwide unit shipments in the fourth quarter of 2009 declined 44 percent to approximately 11,500 units from shipments of approximately 20,600 units in the fourth quarter of 2008. An unfavorable shift in sales mix to lower-priced lift trucks in the Americas and Europe and lower fleet services also contributed to the decrease in revenues. The effect of favorable foreign currency movements as the U.S. dollar weakened against the Euro and Australian dollar and the effect of unit and parts price increases implemented in prior years in the Americas and Europe slightly offset those revenue decreases.
     Unit shipments in the fourth quarter of 2009 were down significantly from the prior year but were up 23 percent from unit shipments of approximately 9,400 in the third quarter of 2009. Parts sales also declined in the fourth quarter of 2009 compared with the previous year’s fourth quarter, but continued, for the second consecutive quarter, to increase slightly over the preceding quarter. NMHG’s worldwide backlog was approximately 13,200 units at December 31, 2009 compared with approximately 14,900 units at December 31, 2008 and was unchanged from September 30, 2009.
     NMHG’s 2009 fourth quarter operating profit improved compared with adjusted operating profit in the fourth quarter of 2008, after excluding the effect of the 2008 reduction-in-force charge of $6.0 million. Lower selling, general and administrative expenses of $20.8 million and favorable foreign currency of $18.5 million more than offset a significant decline in gross profit of $35.1 million. Gross profit declined primarily as a result of significantly reduced unit and parts volume and a shift in mix to sales of lower-margin units. These unfavorable items were partially offset by decreases in material costs totaling $17.5 million pre-tax, price increases implemented in prior periods that resulted in benefits totaling $7.6 million pre-tax, and reduced warranty costs resulting from better claims experience and lower sales volumes. Selling, general and administrative expenses declined due to reduced workforce levels and other cost containment actions implemented in late 2008 and 2009.
NMHG — Full Year Results
     For the year ended December 31, 2009, NMHG reported a net loss of $43.1 million on revenues of $1.5 billion compared with adjusted net income of $1.1 million on revenues of $2.8 billion for the year ended December 31, 2008. For the 2009 full year, NMHG generated an operating loss of $31.2 million compared with adjusted operating profit of $7.1 million in 2008. Lift truck shipments in 2009 decreased 52 percent to approximately 41,600 units from approximately 87,100 units in 2008.
     For the 2009 full year, NMHG’s cash flow before financing activities was $121.7 million, which was comprised of net cash provided by operating activities of $115.9 million plus net cash provided by investing activities of $5.8 million. For the 2008 full year, NMHG had negative cash flow before financing activities of $64.8 million, which was comprised of net cash used for operating activities of $27.3 million plus net cash used for investing activities of $37.5 million.
NMHG — Outlook
     Global market levels for units and parts volumes appear to have stabilized in the second half of 2009. However, NMHG is not anticipating a market upturn of any significance in the first half of 2010, with the exception of China and Brazil, and is cautiously optimistic a moderate recovery in other areas will begin in the second half of 2010. As a result, the company expects moderate increases in bookings, unit shipment levels and parts sales in 2010 compared with 2009, with gradual increases each quarter.
     NMHG took several actions in late 2008 and during 2009 to respond to depressed market conditions. In 2009, NMHG announced and essentially completed the closure of one of the company’s Italian facilities. Estimated benefits from this restructuring program are approximately $3 million annually. This program supplements the estimated benefits from the Irvine, Scotland restructuring program, completed in the first quarter of 2009, of approximately $15 million annually. In addition, estimated benefits at the current reduced workforce levels from the reduction-in-force programs implemented over the last two years are approximately $50 million on a current annualized basis with approximately 75 percent of the benefits related to manufacturing operations. Additional cost containment actions taken during 2009 included capital expenditure restraints, additional planned plant downtime, restrictions on spending and travel, suspension of incentive compensation and profit-sharing, wage freezes and salary and benefit reductions. As the market begins to improve, and as financial results permit, salary reductions and other suspended employee benefits will be gradually restored, although NMHG will continue to monitor its operations closely and will make additional adjustments, if necessary.
     Commodity costs appear to have stabilized and the company expects current levels to remain relatively constant through 2010. Overall, despite some recent 2010 commodity cost increases, material costs are expected to remain flat over the course of the year.
     NMHG’s new electric-rider lift truck program and warehouse truck and big truck product development programs are progressing as planned. The new electric-rider lift truck program is bringing a full line of newly designed products to market. During 2009, NMHG introduced two series, the 1- to 2-ton three- and four-wheel electric trucks in Europe and the 2- to 3-ton four-wheel electric trucks in the Americas, all of which have been well received. The company introduced the 2- to 3-ton four-wheel electric trucks in Europe in early 2010 and expects to introduce five additional series of electric-rider lift trucks by the end of 2010. NMHG is also developing a new base-model internal combustion engine lift truck aimed at the medium duty segment of the market. The first lift trucks in this series are expected to be introduced in mid-2010, with a complete roll-out by 2012. All of these new products are expected to help improve revenues and enhance operating margins.
     Overall, NMHG expects a net loss in the first half of 2010, with a more difficult first quarter. However, the net loss is expected to be well below the loss realized in the first half of 2009. Modest market improvements anticipated in the second half of 2010 are expected to generate about break-even results for the full year, based on NMHG’s current forecast of market conditions. Cash flow before financing activities for 2010 is expected to be positive, but significantly lower than 2009 since the working capital reductions achieved in 2009 will not be repeated in 2010.
     NMHG has been reviewing ways to strengthen its Hyster® and Yale® dealer structure. As a result of this review, NMHG has adjusted its policy to permit common representation by dealers of its two brands, Hyster® and Yale®, in defined territories, under controlled conditions. The company will continue to focus on distribution effectiveness and on capitalizing on its enhanced product and cost position to gain additional market share. It will also continue its program of divesting its remaining retail dealerships to strong independent dealers.
Hamilton Beach — Fourth Quarter Results
     Hamilton Beach reported net income of $13.1 million for the fourth quarter of 2009 on revenues of $176.7 million compared with adjusted net income of $6.6 million for the fourth quarter of 2008 on revenues of $186.5 million. Operating profit was $22.7 million for the fourth quarter of 2009 compared with adjusted operating profit of $11.9 million in the fourth quarter of 2008.
     Revenues declined in the 2009 fourth quarter compared with 2008 primarily due to a decrease in sales of higher-priced products coupled with reduced promotions and distribution at certain retailers. Favorable foreign currency movements caused by a strengthening Canadian dollar and Mexican peso partially offset the decrease in revenues.
     Despite the decrease in revenues, operating profit increased substantially in the fourth quarter of 2009 compared with the 2008 fourth quarter adjusted operating profit primarily due to an increase in gross profit. Lower product and supply chain costs, resulting from the decline in commodity costs, and increased sales of innovative products were the primary factors leading to the improvement in gross profit compared with the prior year fourth quarter. Partially offsetting the increase in gross profit was an increase in selling, general and administrative expenses primarily due to higher employee-related expenses as a result of partial restoration of suspended benefits, moderately offset by lower advertising expenses.
Hamilton Beach — Full Year Results
     For the year ended December 31, 2009, Hamilton Beach reported net income of $26.1 million on revenues of $497.0 million compared with adjusted net income of $7.4 million on revenues of $528.7 million in 2008. Operating profit was $50.4 million for the 2009 full year compared with adjusted operating profit of $19.9 million for the 2008 full year.
     During 2009, Hamilton Beach generated cash flow before financing activities of $33.4 million, which was comprised of net cash provided by operating activities of $35.5 million less net cash used for investing activities of $2.1 million. During 2008, Hamilton Beach generated cash flow before financing activities of $12.3 million, which was comprised of net cash provided by operating activities of $18.0 million less net cash used for investing activities of $5.7 million.
Hamilton Beach — Outlook
     The small kitchen appliance market in which Hamilton Beach participates appears to be recovering. However, while consumer confidence and other key indicators have improved compared with 2009, the pace and sustainability of the upturn is uncertain because consumers continue to struggle with financial concerns and high unemployment rates. Accordingly, Hamilton Beach anticipates revenues in 2010 to be comparable or slightly lower than in 2009.
     Despite the challenging economic environment, Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions and branding programs, together with appropriate levels of advertising for the company’s highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker lines. In 2010, Hamilton Beach expects to continue to introduce innovative products in several small appliance categories. In addition, the company is expected to launch a line of Melitta-branded beverage appliances under its new licensing agreement. These products, as well as other new product introductions in the pipeline for 2010, are expected to affect revenues favorably.
     Overall, full-year 2010 net income and cash flow before financing activities are currently expected to be lower than 2009. Margins are expected to be somewhat lower and expenses somewhat higher than in 2009. Hamilton Beach continues to monitor commodity costs closely and will adjust product prices and placements as appropriate if product costs increase. Certain employee-related benefit programs, which were suspended at the beginning of 2009, were partially phased back in during the fourth quarter of 2009 and are expected to be fully restored in 2010.
     Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, gaining placements and pursuing additional strategic growth opportunities.
Kitchen Collection — Fourth Quarter Results
     Kitchen Collection reported net income of $8.1 million on revenues of $85.3 million for the fourth quarter of 2009 compared with adjusted net income of $3.8 million on revenues of $77.8 million for the fourth quarter of 2008. Operating profit was $13.0 million for the fourth quarter of 2009 compared with adjusted operating profit of $7.3 million for the fourth quarter of 2008.
     Kitchen Collection’s fourth-quarter 2009 revenues increased ten percent compared with the prior year primarily as a result of an increase in new store and comparable store sales at both Kitchen Collection® and Le Gourmet Chef®. Comparable store transactions and customer visits were up but the average sales transaction value was lower at the Kitchen Collection® stores as consumers continued to seek value brands and buy basic needs items in the current economic environment. However, the Le Gourmet Chef® stores, despite a decrease in customer visits, had an increase in comparable store transactions and an increase in the average sales transaction value as a result of an improved product assortment and more effective merchandising.
     At December 31, 2009, Kitchen Collection® operated 219 stores compared with 202 stores at December 31, 2008. The number of Kitchen Collection® stores at December 31, 2009 included nine seasonal stores kept open after the 2008 holiday season and eleven new stores opened during the fourth quarter of 2009 as a result of opportunities to enter into short-term leases with favorable terms. Le Gourmet Chef® operated 77 stores at December 31, 2009 compared with 83 stores at December 31, 2008.
     Kitchen Collection reported a significant increase in 2009 fourth quarter operating profit and net income compared with adjusted operating profit and adjusted net income in the fourth quarter of 2008. The improvement was primarily driven by improved product assortments offered at both Kitchen Collection® and Le Gourmet Chef® stores, lower product costs and lower employee-related expenses.

Kitchen Collection — Full Year Results
     For the year ended December 31, 2009, Kitchen Collection reported net income of $3.9 million on revenues of $213.9 million compared with an adjusted net loss of $6.4 million on revenues of $202.3 million for the year ended December 31, 2008. The 2009 full year operating profit was $6.7 million compared with an adjusted operating loss of $8.3 million for the 2008 full year.
     For the 2009 full year, Kitchen Collection generated cash flow before financing activities of $4.3 million, which was comprised of net cash provided by operating activities of $5.4 million less net cash used for investing activities of $1.1 million. For the 2008 full year, Kitchen Collection generated negative cash flow before financing activities of $12.4 million, which was comprised of net cash used for operating activities of $6.4 million plus net cash used for investing activities of $6.0 million.
Kitchen Collection — Outlook
     While consumer spending remains constrained by financial concerns and high unemployment rates, the outlet mall market appears to be improving. Kitchen Collection expects a modest increase in revenue in 2010 compared with 2009 due to the continued strength of the Kitchen Collection® and Le Gourmet Chef® stores. Favorable sales and margin trends that occurred in the reformatted Le Gourmet Chef® stores in the second half of 2009 are expected to continue in 2010. In addition, the company plans to continue to make further improvements to the merchandise mix in the Le Gourmet Chef® stores. The opening of new store locations and the company’s aggressive efforts to close or renegotiate leases for underperforming stores, whenever possible, are also expected to provide improved results in 2010.
     Overall, Kitchen Collection anticipates a moderate increase in full year net income for 2010 compared with 2009. Cash flow before financing activities is expected to be comparable with 2009.
     Longer term, Kitchen Collection plans to focus on enhancing sales volumes through continued enhancements of its Kitchen Collection® and Le Gourmet Chef® store formats, which are designed to respond to consumer preferences by strengthening its merchandise mix, store displays and appearance, optimizing store selling space and generating sales growth. Kitchen Collection also expects to achieve store growth in both the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. However, the closure of underperforming stores in 2010 will result in a near-term reduction in the number of Le Gourmet Chef® stores.
North American Coal — Fourth Quarter Results
     North American Coal’s income from continuing operations for the fourth quarter of 2009 was $2.0 million on revenues of $32.5 million compared with income from continuing operations of $4.4 million on revenues of $22.4 million for the fourth quarter of 2008.
     North American Coal’s lignite coal and limerock deliveries for the fourth quarter of 2009 compared with the fourth quarter of 2008 are as follows:

	2009	2008
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.5	1.3
Unconsolidated mines	6.4	7.1
Red River Mining Company	0.2	0.1

Total lignite coal deliveries	8.1	8.5

Limerock deliveries (cubic yards)	0.8	4.3

     Revenues increased in the fourth quarter of 2009 compared with the fourth quarter of 2008 primarily due to increased coal deliveries at the Mississippi Lignite Mining Company and an increase in reimbursable costs at the San Miguel Lignite Mining Operations. This increase was partially offset by reduced deliveries at the limerock dragline mining operations resulting mainly from an unfavorable legal ruling that set aside North American Coal’s customers’ mining permits at most of its limerock mining operations and the sustained decline in the southern Florida housing and construction markets.
     Income from continuing operations for the fourth quarter of 2009 declined compared with the fourth quarter of 2008 primarily as a result of a significant reduction in earnings of the unconsolidated mines mainly due to a decrease in contractual price escalators and an extended customer power plant outage that resulted in fewer tons delivered. Lower royalty income in 2009 compared with 2008 also contributed to the decline. These unfavorable items were partially offset by an increase in coal deliveries at the Mississippi Lignite Mining Company.
North American Coal —Full Year Results
     For the year ended December 31, 2009, North American Coal reported income from continuing operations of $30.6 million on revenues of $129.5 million compared with income from continuing operations of $19.8 million on revenues of $115.3 million for the year ended December 31, 2008.
     For the 2009 full year, North American Coal generated cash flow before financing activities of $76.5 million, which was comprised of net cash provided by operating activities of $42.0 million plus net cash provided by investing activities of $34.5 million and includes proceeds of approximately $41 million from the sale of the assets of Red River Mining Company. For the 2008 full year, North American Coal generated cash flow before financing activities of $7.3 million, which was comprised of net cash provided by operating activities of $23.2 million less net cash used for investing activities of $15.9 million.
North American Coal — Outlook
     North American Coal expects steady performance at its coal mining operations in 2010 provided that customers achieve currently planned power plant operating levels. As a result, tons delivered at the coal mines in 2010 are expected to be comparable to 2009. Royalty income in 2010 is expected to be moderately lower than 2009.
     Limerock deliveries are expected to be significantly higher in 2010 than in 2009. In early 2010, the U.S. Army Corps of Engineers began issuing new mining permits for North American Coal’s limerock customers in the lake belt region where an unfavorable legal ruling terminated the customers’ previous mining permits. As a result, most of the company’s limerock operations are expected to be operating again by the end of the first quarter. However, production will ramp up slowly and not all mining permits will be issued at once. In addition, although these mines will be back in production, production levels are expected to continue at low rates in 2010 because of the continued depressed levels of the southern Florida housing and construction markets. Delivery levels are not expected to return to 2008 levels until those markets recover.
     The company has a number of new projects that are expected to begin to generate modest income during 2010. These projects are in development phases and will not be fully operational for several years. In the second quarter of 2009, North American Coal entered into a contract mining services agreement to mine approximately 300,000 to 400,000 tons of coal annually for a new customer, with initial deliveries expected to commence in 2010. In addition, in the third quarter of 2009, North American Coal entered into a contract mining services agreement to mine approximately 650,000 tons of coal annually for a customer that currently purchases coal from The Sabine Mining Company, with initial deliveries expected to commence in 2013. Finally, in the fourth quarter of 2009, North American Coal entered into a contract mining services agreement to mine approximately 2.7 million tons of coal annually for a new customer, with initial deliveries expected to commence in 2012.
     North American Coal also has a number of new project opportunities for which it expects to continue to incur additional expenses in 2010. The company continues to seek permitting at its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in mid-2010. In addition, the company continues to work on a project with Mississippi Power to provide lignite coal to a new coal-fired Integrated Gasification Combined Cycle power plant expected to be built in Mississippi.
     Overall, North American Coal expects full year 2010 income from continuing operations to increase moderately over 2009 income from continuing operations, after excluding the lease bonus payments of $7.1 million pre-tax received during the third quarter of 2009. Cash flow before financing activities in 2010 is expected to be positive, but down significantly from 2009, after excluding the effect of the Red River Mining Company sale and lease bonus payments, as a result of changes in working capital.
     North American Coal’s contract at the San Miguel Mine expires at the end of 2010. The company intends to respond to San Miguel Electric’s “Request for Proposal” to operate the mine beyond 2010.
     Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that more new international value-added mining services projects for coal and other aggregates may become available, as evidenced by the company’s recent agreement for mining services in India. North American Coal also continues to pursue additional non-coal mining opportunities outside of the United States.
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Conference Call
     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, March 3, 2010 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4217 (Toll Free) or (617) 213-4869 (International), Pass code: 97413439, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 10, 2010. The online archive of the broadcast will be available on the NACCO Industries website.
Annual Report on Form 10-K
     NACCO Industries, Inc.’s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9669, or from NACCO Industries, Inc.’s website at www.nacco.com.
Non-GAAP Financial Measures
     This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. GAAP. Adjusted Operating Profit/Loss and Adjusted Net Income/Loss are measures of income that differ from Operating Profit/Loss and Net Income/Loss measured in accordance with GAAP. Adjusted Operating profit/loss is Operating profit/loss adjusted for the exclusion of goodwill and intangible asset impairment charges. Adjusted Net Income/Loss is Net

Income/Loss adjusted for the exclusion of goodwill and intangible asset impairment charges at NMHG, Hamilton Beach and Kitchen Collection and charges against the accumulated deferred tax assets of NMHG in 2008. Management believes that Operating Profit/Loss and Adjusted Operating Profit/Loss and Net Income/Loss and Adjusted Net Income/Loss assist investors and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Operating Profit/Loss, Adjusted Operating Profit/Loss, Net Income/Loss and Adjusted Net Income/Loss. For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s and subsidiaries’ net income/loss.
     For purposes of this earnings release, discussions about income from continuing operations and net income/loss refer to income from continuing operations attributable to stockholders and net income/loss attributable to stockholders.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, including the ability of NMHG’s dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic conditions, (2) changes in sales prices, (3) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in, increased costs from or reduced benefits from restructuring programs, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) bankruptcy of or loss of major dealers, retail customers or suppliers, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) acquisitions and/or dispositions of dealerships by NMHG, (14) changes mandated by federal, state and other regulation, including health, safety or environmental legislation and (15) the ability of NMHG to obtain future financing on reasonable terms or at all.
     Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in, or unavailability of quality or cost effective, suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (12) the ability of Hamilton Beach and its customers and suppliers to access credit in the current economic environment and (13) the ability of Hamilton Beach to obtain future financing on reasonable terms or at all.
     Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the current financial crisis or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability of Kitchen Collection to obtain future financing on reasonable terms or at all.
     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ coal or limerock requirements, (2) weather or equipment problems that could affect coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (7) changes in the power industry that would affect demand for North American Coal’s reserves and (8) the ability of North American Coal’s utility customers to access credit markets to maintain current liquidity.
About NACCO
     NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
	(In millions, except per share data)
Revenues	$687.6	$945.7	$2,310.6	$3,665.1
Cost of sales	552.3	811.1	1,902.5	3,174.0

Gross profit	135.3	134.6	408.1	491.1

Earnings of unconsolidated mines	7.8	11.8	38.6	39.4

Operating expenses
Selling, general and administrative expenses	107.4	122.4	388.3	475.3
Goodwill and other intangible assets impairment charges	—	435.7	—	435.7
Restructuring charges	0.2	6.0	9.3	9.1
(Gain) loss on sale of assets	(1.9)	0.2	(10.0)	(0.1)

	105.7	564.3	387.6	920.0

Operating profit (loss)	37.4	(417.9)	59.1	(389.5)
Other income (expense)
Interest expense	(7.9)	(9.0)	(32.2)	(40.6)
Interest income	0.5	1.2	3.2	7.6
Income (loss) from other unconsolidated affiliates	—	(0.1)	(1.7)	4.6
Unsuccessful merger costs	(0.2)	(0.2)	(1.1)	(0.8)
Other	0.2	(0.6)	1.6	(2.3)

	(7.4)	(8.7)	(30.2)	(31.5)

Income (loss) before income taxes	30.0	(426.6)	28.9	(421.0)
Income tax provision	9.2	2.2	20.5	18.7

Income (loss) from continuing operations	20.8	(428.8)	8.4	(439.7)

Discontinued operations, net-of-tax	21.9	0.5	22.6	2.3

Net income (loss)	42.7	(428.3)	31.0	(437.4)
Net (income) loss attributable to noncontrolling interest	(0.2)	0.1	0.1	(0.2)

Net income (loss) attributable to stockholders	$42.5	$(428.2)	$31.1	$(437.6)

Amounts attributable to stockholders:
Income (loss) from continuing operations, net-of-tax	$20.6	$(428.7)	$8.5	$(439.9)
Discontinued operations, net-of-tax	21.9	0.5	22.6	2.3

Net income (loss) attributable to stockholders	$42.5	$(428.2)	$31.1	$(437.6)

Basic and diluted earnings (loss) per share attributable to stockholders:
Continuing operations	$2.48	$(51.75)	$1.03	$(53.12)
Discontinued operations	2.64	0.06	2.72	0.28

Basic and diluted earnings (loss) per share	$5.12	$(51.69)	$3.75	$(52.84)

Cash dividends per share	$0.5175	$0.5150	$2.0675	$2.0450

Basic weighted average shares outstanding	8.293	8.284	8.290	8.281
Diluted weighted average shares outstanding	8.305	8.284	8.296	8.281

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
	(In millions)
Revenues
NMHG	$395.7	$661.5	$1,475.2	$2,824.3
Hamilton Beach	176.7	186.5	497.0	528.7
Kitchen Collection	85.3	77.8	213.9	202.3
North American Coal	32.5	22.4	129.5	115.3
NACCO and Other	—	—	—	—
Eliminations	(2.6)	(2.5)	(5.0)	(5.5)

Total	$687.6	$945.7	$2,310.6	$3,665.1

Operating profit (loss)
NMHG	$3.5	$(358.8)	$(31.2)	$(344.0)
Hamilton Beach	22.7	(68.8)	50.4	(60.8)
Kitchen Collection	13.0	3.4	6.7	(12.2)
North American Coal	3.7	7.8	42.6	29.8
NACCO and Other	(5.4)	(1.5)	(9.4)	(2.3)
Eliminations	(0.1)	—	—	—

Total	$37.4	$(417.9)	$59.1	$(389.5)

Income (loss) before income taxes
NMHG	$(0.2)	$(362.7)	$(46.8)	$(360.3)
Hamilton Beach	20.4	(70.6)	41.5	(70.6)
Kitchen Collection	12.8	3.2	6.2	(13.3)
North American Coal	2.8	5.7	39.4	23.0
NACCO and Other	(5.7)	(2.2)	(11.4)	0.2
Eliminations	(0.1)	—	—	—

Total	$30.0	$(426.6)	$28.9	$(421.0)

Income (loss) from continuing operations attributable to stockholders
NMHG	$0.9	$(365.8)	$(43.1)	$(376.0)
Hamilton Beach	13.1	(74.1)	26.1	(73.3)
Kitchen Collection	8.1	0.2	3.9	(10.0)
North American Coal	2.0	4.4	30.6	19.8
NACCO and Other	(4.6)	(1.0)	(9.0)	(0.4)
Eliminations	1.1	7.6	—	—

Total	$20.6	$(428.7)	$8.5	$(439.9)

Discontinued Operations, net-of-tax (North American Coal)	$21.9	$0.5	$22.6	$2.3

Net income (loss) attributable to stockholders
NMHG	$0.9	$(365.8)	$(43.1)	$(376.0)
Hamilton Beach	13.1	(74.1)	26.1	(73.3)
Kitchen Collection	8.1	0.2	3.9	(10.0)
North American Coal	23.9	4.9	53.2	22.1
NACCO and Other	(4.6)	(1.0)	(9.0)	(0.4)
Eliminations	1.1	7.6	—	—

Total	$42.5	$(428.2)	$31.1	$(437.6)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Adjusted Consolidated Statements of Operations Excluding “Special Items”

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008 Adjusted	2009	2008 Adjusted
	(In millions, except per share data)
Revenues	$687.6	$945.7	$2,310.6	$3,665.1
Cost of sales	552.3	811.1	1,902.5	3,174.0

Gross profit	135.3	134.6	408.1	491.1

Earnings of unconsolidated mines	7.8	11.8	38.6	39.4

Operating expenses
Selling, general and administrative expenses	107.4	122.4	388.3	475.3
Goodwill and other intangible assets impairment charges	—	—	—	—
Restructuring charges	0.2	6.0	9.3	9.1
(Gain) loss on sale of assets	(1.9)	0.2	(10.0)	(0.1)

	105.7	128.6	387.6	484.3

Operating profit (loss)	37.4	17.8	59.1	46.2
Other income (expense)
Interest expense	(7.9)	(9.0)	(32.2)	(40.6)
Interest income	0.5	1.2	3.2	7.6
Income (loss) from other unconsolidated affiliates	—	(0.1)	(1.7)	4.6
Unsuccessful merger costs	(0.2)	(0.2)	(1.1)	(0.8)
Other	0.2	(0.6)	1.6	(2.3)

	(7.4)	(8.7)	(30.2)	(31.5)

Income (loss) before income taxes	30.0	9.1	28.9	14.7
Income tax provision (benefit)	9.2	(9.0)	20.5	(7.0)

Income (loss) from continuing operations	20.8	18.1	8.4	21.7

Discontinued operations, net-of-tax	21.9	0.5	22.6	2.3

Net income (loss)	42.7	18.6	31.0	24.0
Net income (loss) attributable to noncontrolling interest	(0.2)	0.1	0.1	(0.2)

Net income (loss) attributable to stockholders	$42.5	$18.7	$31.1	$23.8

Amounts attributable to stockholders:
Income (loss) from continuing operations, net-of-tax	$20.6	$18.2	$8.5	$21.5
Discontinued operations, net-of-tax	21.9	0.5	22.6	2.3

Net income (loss) attributable to stockholders	$42.5	$18.7	$31.1	$23.8

Basic and diluted earnings (loss) per share attributable to stockholders:
Continuing operations	$2.48	$2.20	$1.03	$2.59
Discontinued operations	2.64	0.06	2.72	0.28

Basic and diluted earnings (loss) per share	$5.12	$2.26	$3.75	$2.87

Adjusted Consolidated Statements of Operations is a financial statement that differs from Consolidated Statements of Operations measured in accordance with U.S. generally accepted accounting principles (“GAAP”). The Adjusted Consolidated Statements of Operations reflect the exclusion of goodwill and intangible asset impairment charges at NMHG, Hamilton Beach and Kitchen Collection and charges against the accumulated deferred tax assets of NMHG in 2008. Management believes that both the Consolidated Statements of Operations and the Adjusted Consolidated Statements of Operations assist the investor and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements. See the non-GAAP reconciliation on page 17.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Adjusted Consolidated Financial and Operating Highlights Excluding “Special Items”

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008 Adjusted	2009	2008 Adjusted
	(In millions)
Revenues
NMHG	$395.7	$661.5	$1,475.2	$2,824.3
Hamilton Beach	176.7	186.5	497.0	528.7
Kitchen Collection	85.3	77.8	213.9	202.3
North American Coal	32.5	22.4	129.5	115.3
NACCO and Other	—	—	—	—
Eliminations	(2.6)	(2.5)	(5.0)	(5.5)

Total	$687.6	$945.7	$2,310.6	$3,665.1

Operating profit (loss)
NMHG	$3.5	$(7.7)	$(31.2)	$7.1
Hamilton Beach	22.7	11.9	50.4	19.9
Kitchen Collection	13.0	7.3	6.7	(8.3)
North American Coal	3.7	7.8	42.6	29.8
NACCO and Other	(5.4)	(1.5)	(9.4)	(2.3)
Eliminations	(0.1)	—	—	—

Total	$37.4	$17.8	$59.1	$46.2

Income (loss) before income taxes
NMHG	$(0.2)	$(11.6)	$(46.8)	$(9.2)
Hamilton Beach	20.4	10.1	41.5	10.1
Kitchen Collection	12.8	7.1	6.2	(9.4)
North American Coal	2.8	5.7	39.4	23.0
NACCO and Other	(5.7)	(2.2)	(11.4)	0.2
Eliminations	(0.1)	—	—	—

Total	$30.0	$9.1	$28.9	$14.7

Income (loss) from continuing operations attributable to stockholders
NMHG	$0.9	$(3.2)	$(43.1)	$1.1
Hamilton Beach	13.1	6.6	26.1	7.4
Kitchen Collection	8.1	3.8	3.9	(6.4)
North American Coal	2.0	4.4	30.6	19.8
NACCO and Other	(4.6)	(1.0)	(9.0)	(0.4)
Eliminations	1.1	7.6	—	—

Total	$20.6	$18.2	$8.5	$21.5

Discontinued Operations, net-of-tax (North American Coal)	$21.9	$0.5	$22.6	$2.3

Net income (loss) attributable to stockholders
NMHG	$0.9	$(3.2)	$(43.1)	$1.1
Hamilton Beach	13.1	6.6	26.1	7.4
Kitchen Collection	8.1	3.8	3.9	(6.4)
North American Coal	23.9	4.9	53.2	22.1
NACCO and Other	(4.6)	(1.0)	(9.0)	(0.4)
Eliminations	1.1	7.6	—	—

Total	$42.5	$18.7	$31.1	$23.8

Adjusted Consolidated Financial and Operating Highlights differ from Consolidated Financial and Operating Highlights measured in accordance with U.S. generally accepted accounting principles (“GAAP”). The Adjusted Consolidated Financial and Operating Highlights reflect the exclusion of goodwill and intangible asset impairment charges at NMHG, Hamilton Beach and Kitchen Collection and charges against the accumulated deferred tax assets of NMHG in 2008. Management believes that both the Consolidated Financial and Operating Highlights and the Adjusted Consolidated Financial and Operating Highlights assist the investor and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements. See the non-GAAP reconciliations of operating profit (loss), income (loss) from continuing operations attributable to stockholders and net income (loss) attributable to stockholders on pages 18, 19 and 20, respectively.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of 2008 Consolidated Statements of Operations “As Reported” to 2008 Adjusted Consolidated Statements of Operations Excluding “Special Items”
(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31, 2008			December 31, 2008
	As Reported	Special	Non-GAAP	As Reported	Special	Non-GAAP
	Under GAAP	Charges	Financial Measures	Under GAAP	Charges	Financial Measures
	(In millions, except per share data)
Revenues	$945.7		$945.7	$3,665.1		$3,665.1
Cost of sales	811.1		811.1	3,174.0		3,174.0

Gross profit	134.6		134.6	491.1		491.1

Earnings of unconsolidated mines	11.8		11.8	39.4		39.4

Operating expenses
Selling, general and administrative expenses	122.4		122.4	475.3		475.3
Goodwill and other intangible assets impairment charges	435.7	(435.7)	—	435.7	(435.7)	—
Restructuring charges	6.0		6.0	9.1		9.1
(Gain) loss on sale of assets	0.2		0.2	(0.1)		(0.1)

	564.3	(435.7)	128.6	920.0	(435.7)	484.3

Operating profit (loss)	(417.9)	435.7	17.8	(389.5)	435.7	46.2
Other income (expense)	(8.7)		(8.7)	(31.5)		(31.5)

Income (loss) before income taxes	(426.6)	435.7	9.1	(421.0)	435.7	14.7
Income tax provision (benefit)	2.2	(11.2)	(9.0)	18.7	(25.7)	(7.0)

Income (loss) from continuing operations	(428.8)	446.9	18.1	(439.7)	461.4	21.7

Discontinued operations, net-of-tax	0.5		0.5	2.3		2.3

Net income (loss)	(428.3)	446.9	18.6	(437.4)	461.4	24.0
Net (income) loss attributable to noncontrolling interest	0.1		0.1	(0.2)		(0.2)

Net income (loss) attributable to stockholders	$(428.2)	$446.9	$18.7	$(437.6)	$461.4	$23.8

Amounts attributable to stockholders:
Income (loss) from continuing operations, net-of-tax	$(428.7)		$18.2	$(439.9)		$21.5
Discontinued operations, net-of-tax	0.5		0.5	2.3		2.3

Net income (loss) attributable to stockholders	$(428.2)		$18.7	$(437.6)		$23.8

Basic and diluted earnings (loss) per share attributable to stockholders:
Continuing operations	$(51.75)	$53.95	$2.20	$(53.12)	$55.71	$2.59
Discontinued operations	0.06		0.06	0.28		0.28

Basic earnings (loss) per share	$(51.69)	$53.95	$2.26	$(52.84)	$55.71	$2.87

Adjusted Consolidated Statements of Operations is a financial statement that differs from Consolidated Statements of Operations measured in accordance with U.S. generally accepted accounting principles (“GAAP”). The Adjusted Consolidated Statements of Operations reflect the exclusion of goodwill and intangible asset impairment charges at NMHG, Hamilton Beach and Kitchen Collection and charges against the accumulated deferred tax assets of NMHG in 2008. Management believes that both the Consolidated Statements of Operations and the Adjusted Consolidated Statements of Operations assist the investor and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using both of these statements.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of 2008 Consolidated Operating Results “As Reported” to 2008 Adjusted Operating Results Excluding “Special Items”
(in millions, except per share data)

	4th Quarter 2008	Year Ended 2008
2008 Consolidated Operating Loss, as reported	$(417.9)	$(389.5)
Goodwill and other intangible assets impairment charges	$435.7	$435.7

2008 Consolidated Adjusted Operating Profit	$17.8	$46.2

	4th Quarter 2008	Year Ended 2008
2008 NMHG Operating Loss, as reported	$(358.8)	$(344.0)
Goodwill and other intangible assets impairment charge	$351.1	$351.1

2008 NMHG Adjusted Operating Profit (Loss)	$(7.7)	$7.1

	4th Quarter 2008	Year Ended 2008
2008 Hamilton Beach Operating Loss, as reported	$(68.8)	$(60.8)
Goodwill impairment charge	$80.7	$80.7

2008 Hamilton Beach Adjusted Operating Profit	$11.9	$19.9

	4th Quarter 2008	Year Ended 2008
2008 Kitchen Collection Operating Profit (Loss), as reported	$3.4	$(12.2)
Goodwill and other intangible assets impairment charge	$3.9	$3.9

2008 Kitchen Collection Adjusted Operating Profit (Loss)	$7.3	$(8.3)

Adjusted Operating Profit (Loss) is a measure of income that differs from Operating Profit (Loss) measured in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Operating Profit (Loss) is Operating Profit (Loss) adjusted for the exclusion of goodwill and intangible asset impairment charges. Management believes that both Operating Profit (Loss) and Adjusted Operating Profit (Loss) assist the investor and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Operating Profit (Loss) and Adjusted Operating Profit (Loss).

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of 2008 Consolidated Results from Continuing Operations attributable to stockholders “As Reported” to 2008 Adjusted Results from Continuing Operations attributable to stockholders Excluding “Special Items”
(in millions, except per share data)

	4th Quarter 2008		Year Ended 2008
	Pre-tax	After-tax	Pre-tax	After-tax
2008 Consolidated Loss from continuing operations attributable to stockholders, as reported		$(428.7)		$(439.9)

Goodwill and other intangible assets impairment charges	$435.7	$431.6	$435.7	$431.6
Charges against accumulated deferred tax assets		$15.3		$29.8

Net effect of special items	$435.7	$446.9	$435.7	$461.4

2008 Adjusted Consolidated Income from continuing operations attributable to stockholders		$18.2		$21.5

	4th Quarter 2008		Year Ended 2008
	Pre-tax	After-tax	Pre-tax	After-tax
2008 NMHG Loss from continuing operations attributable to stockholders, as reported		$(365.8)		$(376.0)

Goodwill and other intangible assets impairment charge	$351.1	$347.3	$351.1	$347.3
Charge against accumulated deferred tax assets		$15.3		$29.8

Net effect of special items	$351.1	$362.6	$351.1	$377.1

2008 NMHG Adjusted Income (Loss) from continuing operations attributable to stockholders		$(3.2)		$1.1

	4th Quarter 2008		Year Ended 2008
	Pre-tax	After-tax	Pre-tax	After-tax
2008 Hamilton Beach Loss from continuing operations attributable to stockholders, as reported		$(74.1)		$(73.3)
Goodwill impairment charge	$80.7	$80.7	$80.7	$80.7

2008 Hamilton Beach Adjusted Income from continuing operations attributable to stockholders		$6.6		$7.4

	4th Quarter 2008		Year Ended 2008
	Pre-tax	After-tax	Pre-tax	After-tax
2008 Kitchen Collection Income (Loss) from continuing operations attributable to stockholders, as reported		$0.2		$(10.0)

Goodwill and other intangible assets impairment charge	$3.9	$3.6	$3.9	$3.6

2008 Kitchen Collection Adjusted Income (Loss) from continuing operations attributable to stockholders		$3.8		$(6.4)

Adjusted Income (Loss) from continuing operations attributable to stockholders is a measure of income that differs from Income (Loss) from continuing operations attributable to stockholders measured in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Income (Loss) from continuing operations attributable to stockholders is Income (Loss) from continuing operations attributable to stockholders adjusted for the exclusion of goodwill and intangible asset impairment charges at NMHG, Hamilton Beach and Kitchen Collection and charges against the accumulated deferred tax assets of NMHG in 2008. Management believes that both Income (Loss) from continuing operations attributable to stockholders and Adjusted Income (Loss) from continuing operations attributable to stockholders assist the investor and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Income (Loss) from continuing operations attributable to stockholders and Adjusted Income (Loss) from continuing operations attributable to stockholders.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of 2008 Net Income (Loss) attributable to stockholders “As Reported” to 2008 Adjusted Net Income (Loss) attributable to stockholders Excluding
“Special Items”
(in millions, except per share data)

	4th Quarter 2008			Year Ended 2008
			Diluted			Diluted
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
2008 Consolidated Net Loss attributable to stockholders, as reported		$(428.2)	$(51.69)		$(437.6)	$(52.84)

Goodwill and other intangible assets impairment charges	$435.7	$431.6	52.10	$435.7	$431.6	52.12
Charges against accumulated deferred tax assets		$15.3	1.85		$29.8	3.59

Net effect of special items	$435.7	$446.9		$435.7	$461.4

2008 Consolidated Adjusted Net Income attributable to stockholders		$18.7	$2.26		$23.8	$2.87

	4th Quarter 2008		Year Ended 2008
	Pre-tax	After-tax	Pre-tax	After-tax
2008 NMHG Net Loss attributable to stockholders, as reported		$(365.8)		$(376.0)

Goodwill and other intangible assets impairment charge	$351.1	$347.3	$351.1	$347.3
Charge against accumulated deferred tax assets		$15.3		$29.8

Net effect of special items	$351.1	$362.6	$351.1	$377.1

2008 NMHG Adjusted Net Income (Loss) attributable to stockholders		$(3.2)		$1.1

	4th Quarter 2008		Year Ended 2008
	Pre-tax	After-tax	Pre-tax	After-tax
2008 Hamilton Beach Net Loss attributable to stockholders, as reported		$(74.1)		$(73.3)

Goodwill impairment charge	$80.7	$80.7	$80.7	$80.7

2008 Hamilton Beach Adjusted Net Income attributable to stockholders		$6.6		$7.4

	4th Quarter 2008		Year Ended 2008
	Pre-tax	After-tax	Pre-tax	After-tax
2008 Kitchen Collection Net Income (Loss) attributable to stockholders, as reported		$0.2		$(10.0)

Goodwill and other intangible assets impairment charge	$3.9	$3.6	$3.9	$3.6

2008 Kitchen Collection Adjusted Net Income (Loss) attributable to stockholders		$3.8		$(6.4)

Adjusted Net Income (Loss) attributable to stockholders is a measure of income that differs from Net Income (Loss) attributable to stockholders measured in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted Net Income (Loss) attributable to stockholders is Net Income (Loss) attributable to stockholders adjusted for the exclusion of goodwill and intangible asset impairment charges at NMHG, Hamilton Beach and Kitchen Collection and charges against the accumulated deferred tax assets of NMHG in 2008. Management believes that both Net Income (Loss) attributable to stockholders and Adjusted Net Income (Loss) attributable to stockholders assist the investor and the subsidiaries’ lenders in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Net Income (Loss) attributable to stockholders and Adjusted Net Income (Loss) attributable to stockholders.